Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Amendment No.1 to the registration statement on Form S-3 (File No. 333-235312) of our report dated March 2, 2020 with respect to the consolidated financial statements of Gold Resource Corporation (the Company) and the effectiveness of internal control over financial reporting included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019. We also consent to the reference to our firm under the heading “Experts” in the prospectuses, which are part of the registration statement.

PLANTE & MORAN, PLLC

Denver, Colorado

May 8, 2020